STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "**Agreement**") is made by and between The American Energy Group, Ltd., a corporation existing under the laws of the Sate of Nevada, United States of America (hereinafter referred to as "**AEG**" which term and expression shall mean and include its successors in interest and assigns) of the First Part; Hycarbex American Energy Inc. a company existing under the laws of State of Texas, United States of America (hereinafter referred to as "**Hycarbex**" which term and expression shall mean and include its successors in interest and assigns) of the Second Part; and Hydro Tur Ltd. a company existing under the laws of Turkey (hereinafter referred to as "**TCO**" which term and expression shall mean and include its successors in interest and assigns) of the Third Part.

WHEREAS:

A. The president of Islamic republic of Pakistan has granted to Hycarbex and Governemnt Holdings (Private) Limited (**GHPL**) an Exploration Licence No. 2768-7 dated 11Aug 2001 (**Licence**) in respect of Yasin Exploration Block (hereinafter the "**Concession Area**") and has entered into a Petroleum Concession Agreement with Hycarbex and GHPL (**PCA**). Simultaneous therewith Hycarbex and GHPL entered into a Joint Operating Agreement (**JOA**). (The Licence, PCA and the JOA are hereinafter collectively referred to as the "**Concession Documents**")

B. AEG is the owner of 100% of the stock of Hycarbex (hereinafter the "Stock");

C. AEG wishes to sell the Stock to TCO and TCO is desirous of purchasing the Stock from AEG on the terms and conditions contained herein.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 AUTHORIZATION TO PURCHASE AND SALE OF STOCK

1.1. Purchase and Sale of Stock. At Closing AEG shall sell and convey to TCO the Stock, and TCO shall purchase the Stock.

1.2. Price. As consideration for the sale of the Stock, TCO and Hycarbex hereby irrevocably transfer, convey and grant to AEG 18% Overriding Royalty Interest ("ORI" as hereinafter defined).

1.3. Definition of ORI. ORI means the interest irrevocably transferred, conveyed

and granted to AEG hereunder in Gross Revenues. For the purpose of the definition of ORI " **Gross Revenues**" means the market value (calculated in the same manner as used in determining the President's royalty under the Concession Documents but before deduction of any costs allowed by the President in reducing the market value) of all of Hycarbex's and GHPL's Working Interest share of Petroleum, LPG and all other products produced and sold from the Concession Area ("**Hydrocarbons**"), without any deductions for costs, expenses, charges, levies, duties or royalties of any kind and net of all taxes in Pakistan.

1.4. Amendment of ORI. In the event the Commercial Discovery does not result from the drilling and testing of the Carryover Well (as defined in Article 2.2.5 hereof) and that such Commercial Discovery has occurred from drilling and testing of other wells , the ORI (as defined in Section 1.3 above) shall be reduced from 18% to 14%.

1.5 Closing

1.5.1 Time. The closing (the "**Closing**") of the Transaction (as defined in 1.5.2 below) shall take place at the offices of ______________ in ________________ at ________.(the "**Closing Date**").

1.5.2 Transaction. At the Closing, the Stock being purchased by TCO shall be delivered by AEG to TCO alongwith resignations of Hycarbex Directors and TCO shall convey to AEG the approval by the Government of Pakistan to the transfer of ownership of Hycarbex to TCO.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties by Hycarbex and AEG. Hycarbex and AEG represent and warrant that:

2.1.1 Ownership of Hycarbex. AEG warrants that it is the 100% owner of Hycarbex.

2.1.2 Duly Organized and Existing Companies. AEG warrants that Hycarbex is a duly organized and a validly existing company under the laws of the State of Texas and has all the requisite corporate powers to carry on its business as conducted and as proposed to be conducted by its Statutes and By-laws. AEG further warrants that it is a duly organized and validly existing company under the laws of the State of Nevada and has all the requisite corporate powers to carry on its business by its Statutes and Bye-laws and has power to enter into this Agreement and to sell the Stock as contemplated by this Agreement.

2.1.3 Qualified to Do Business. Hycarbex is duly qualified to transact business. Further, AEG is duly qualified to transact business and is in good standing to get this purchase agreement completed.

2.1.4 Agreement Authorized. Pursuant to approval by AEG's Board of Directors and on being duly executed by TCO, this Agreement is valid and binding on AEG and enforceable against AEG in accordance with its terms.

2.2 Warranties and Agreements of TCO. TCO makes the following warranties, representations, guaranties and agreements:

2.2.1. Duly Organized Company. TCO is a Turkish limited liability company and is duly organized and validly existing under the laws of Turkey, has all the requisite corporate powers to carry on its business as conducted and as proposed to be conducted by its Statutes and Bye-laws and has power to enter into this Agreement and to buy the Stock as contemplated by this Agreement.

2.2.2. Qualified to Do Business. TCO has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Stock on the terms described in this Agreement and to perform its other obligations under this Agreement.

2.2.3 Agreement Authorized. Pursuant to approval by TCO's Board of Directors and on being duly executed by AEG, this Agreement is valid and binding on TCO and enforceable against TCO in accordance with its terms.

2.2.4 Obligation to meet License Agreement obligations. TCO and Hycarbex warrant that they will meet all requirements and contractual obligations as set out in the Concession Documents and will arrange for the acquisition, processing and interpretation of the seismic data, as required by the Concession Documents (as amended by Government of Pakistan's Letters dated 2nd September and 12th September, 2003) but in no case later than 120 days from the date hereof (or such later date as the parties may agree). TCO shall make available to AEG copies of processed and interpreted seismic data who after evaluation will convey its findings to TCO for its consideration for the purposes of firming up the drillable prospect(s). The parties agree that efforts will be made (subject to GoP approval) to spread the seismic in two stages of 50 kms each to allow the drilling of the Carryover Well between the two seismic stages.

2.2.5 Drilling Obligations. TCO and Hycarbex will drill, test and complete in the Concession Area the carryover obligation well from the Jacobabad Block ("**Carryover Well**"). The Carryover Well shall be spud no later than April 16, 2004. AEG and TCO shall select on mutual agreement the first well site for the drilling, testing and completion at their own expense. Subject to a drillable structure, TCO and Hycarbex will drill, test and complete a second well no later than August 16, 2005.

2.2.6 Disclosure obligations. TCO and Hycarbex shall provide to AEG and its representatives copies of all information in its possession relating to the ORI which shall include, without limitation, accounts and financial information, lease and title opinions, abstracts of lease, title, land records, production records and sales records, engineering, geological and geophysical data,

development plans and permits, and any other information of whatsoever kind relating to the production and sale of Hydrocarbons from the Concession Area. TCO and Hycarbex shall also allow AEG's representatives access during business hours at TCO's and Hycarbex offices to inspect all such information and to take copies (including photocopies) of the same.

2.2.7 Payment of ORI. TCO and Hycarbex agree and undertake that AEG shall be paid ORI free and clear and net of all taxes and without set-off or withholdings. TCO and Hycarbex will direct the purchaser of Hydrocarbons to directly remit monthly sale proceeds that are equal to the ORI directly to AEG's nominated account. In the event such an arrangement with the purchaser of Hydrocarbons is not possible, TCO and Hycarbex guarantee that monthly sale proceeds from the sale of Hydrocarbons will be dealt with in the following manner: Hycarbex will require the purchaser of Hydrocarbons to pay the sale proceeds to a joint account in the name of AEG and Hycarbex from which account the parties will agree the amounts to which AEG and Hycarbex are entitled. Upon agreement on the sharing of funds, AEG and Hycarbex will issue instructions for the disbursement of funds to their respective accounts.

2.2.8 Miscellaneous. TCO represents and warrants that no current or past shareholders, officers and/or directors of AEG or Hycarbex have any interest, direct or indirect, in the ownership of TCO.

ARTICLE 3 CONDITIONS PRECEDENT TO AEG'S AND TCO'S OBLIGATIONS

3.1 TCO's obligations to purchase Stock under this Agreement are subject to the fulfillment on or before the Closing Date of the following condition:

3.1.1 Representations and Warranties. The representations and warranties of Hycarbex and AEG contained in Article 2 hereof shall be true and fulfilled as of the Closing Date or earlier, if required by the terms and conditions of this Agreement.

3.2 AEG's obligations to sell Stock under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

3.2.1 Representations and Warranties. TCO's representations and warranties contained in Article 2 shall be true on and as of the Closing Date with the same effect as though made on and as of the date thereof.

3.2.2 Proof of Funds. TCO will deliver [with adequate documentary evidence] proof of funds to GOP as required in section (ii) of DGPC's letter dated October 30, 2003 (the "**Letter**"). The Letter is attached as Exhibit C to this Agreement.

3.3 Right to Resign from Agreement. AEG will have the right to terminate this Agreement without any liability if the provision set out in Section 3.2.2 is not fulfilled by TCO by Nov. 7, 2003, close of business Pakistan time. AEG shall only have the right to terminate the contract if TCO was after signing the contract, by both parties, given enough time to execute the payment to

GOP as required by GOP.

ARTICLE 4 POST-SALE COVENANTS

4.1 Audit Report. TCO shall acquire the Stock and all assets and liabilities of Hycarbex as set out in an audited report containing Hycarbex' balance sheet. The audit report shall be carried out by an independent international auditing firm selected by both parties with mutual consent. It is understood that TCO has been in contact with Hycarbex management in Pakistan for some time and has performed sufficient due diligence on the Transaction contemplated in this Agreement. TCO is responsible for its own due diligence and has been provided with all the information it has demanded prior to the conclusion of this transaction.

4.2 Indemnification. TCO and Hycarbex agree and undertake to indemnify and hold harmless AEG from any claim, demand, cost, expenses or other liability arising under any legal theory from the sale or ownership of the Stock or the acquisition of Hycarbex or from operations in the Concession Area. TCO and Hycarbex shall also indemnify and hold harmless AEG from any tax liability in Pakistan on the payment of ORI.

4.3 AEG Assignment. AEG may assign its rights and obligations under this Agreement or the payment of ORI to any of its subsidiaries.

4.4 Miscellaneous. On September 3, 2003, the Bankruptcy Court confirmed AEG's Second Amended Plan of Reorganization (the "Plan") by Order Confirming Second Amended Plan of Reorganization Proposed by American Energy Group, Ltd. (the "Confirmation Order"). A copy of the Confirmation Order is attached hereto, and the Plan is attached to the Confirmation Order as Exhibit "_". If AEG has not substantially consummated the Plan, as that term is defined in section 1101(2) of the United States Bankruptcy Code within ninety (90) days after the Closing under this Agreement, the ORI granted to AEG under section 1.2 of this Agreement shall be reduced to 13%. If AEG has not substantially consummated the Plan, as that term is defined in section 1101(2) of the United States Bankruptcy Code within one hundred eighty (180) days after the Closing under this Agreement, the ORI granted to AEG under section 1.2 of this Agreement shall be reduced to 8%. If AEG has not substantially consummated the Plan, as that term is defined in section 1101(2) of the United States Bankruptcy Code within two hundred seventy (270) days after the Closing under this Agreement, the ORI granted to AEG under section 1.2 of this Agreement shall be reduced to 5%. If AEG has not substantially consummated the Plan, as that term is defined in section 1101(2) of the United States Bankruptcy Code within three hundred sixty (360) days after the Closing under this Agreement, the ORI granted to AEG under section 1.2 of this Agreement shall be reduced to 3%.

ARTICLE 5 ARBITRATION

5.1 Commitment to Use Arbitration. Any controversies, claims, disputes and other factual or legal matters in question or dispute arising out of or relating to this Agreement, or the alleged

breach thereof (the "Dispute"), shall be settled by arbitration conducted in London, England, in accordance with the Commercial Arbitration Rules of London, England, as then in effect. The dispute has to be presented by the contending party to the other party in writing within seven working days after the dispute has arisen. For the purposes of arbitration TCO and Hycarbex will be deemed to be one party.

5.2 Nomination of an Arbitrator. The details of the arbitration procedure and the treatment of the material facts concerning the dispute will be determined by an arbitrator, jointly nominated by the parties. In the event that the parties cannot agree on such nomination within 7 days after the Dispute has been presented by the contending party to the other party, both parties agree to leave the election of a suitable arbitrator to the Briittish Arbitration Association or to a person he or she designates for such election. The venue for Arbitration proceedings shall be London, England.

ARTICLE 6 MISCELLANEOUS

6.1 Survival of Agreements and Warranties. All agreements, representations and warranties contained in this Agreement or made in writing by AEG, TCO or Hycarbex in connection with any transaction contemplated by this Agreement shall survive the execution and delivery of this Agreement and the sale and delivery of the Stock to TCO.

6.2 Binding on Successors. All covenants, agreements and conditions contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

6.3 Partial Invalidity. Should any of the provisions of the Agreement be held to be invalid or unenforceable, or be changed upon prior written consent of the parties, such invalidity or unenforceability or change shall not affect the validity or enforceability of any other provision of this Agreement, and to this end the provisions of this Agreement are declared to be severable.

6.4 Entire Agreement. This Agreement contains the entire agreement between TCO, AEG and Hycarbex concerning the Stock and ORI and supersedes all prior agreements and understandings relating thereto.

6.5 Communications. All notices, consents, statements, and other communications required or permitted to be served or delivered under this Agreement shall be in writing and shall be deemed properly served or delivered when received by either TCO, Hycarbex or AEG by first class mail or by facsimile at

The American Energy Group, Ltd.
115 Hickory Ridge Drive
Houston, Texas 770024-6200
USA

Facsimile: 1- 832 202 2810

Hycarbex American Energy Inc.
[ ]
[ ]

Facsimile: ____________

Hydro Tur (Energy) Ltd.
Bestelsiz Mah. 116
Okak No. 23 Kat 2
Zeytinburnu
Istanbul
Turkey

Facsimile: ....

Each party to this Agreement may change its address for the purpose of this section by giving proper written notice of such change of address to the other parties in the manner provided in this section.

6.6 Law Governing Agreement. This Agreement is being delivered and is intended to be performed in the State of Pakistan and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of such State. The venue of jurisdiction is Islamabad.

6.7 Counterparts. This Agreement may be executed simultaneously in three or more counterparts, each of whom shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.8 Approvals. All approvals necessary from the Government of Pakistan for completing the Transaction contemplated in this Agreement shall be arranged and obtained by TCO at its own cost and expense.

6.9 Interperetation. The capitalised terms used in this Agreement but not defined herein shall have the meaning set out in the Concession Documents.

NOW, THEREFORE, AEG, Hycarbex and TCO have executed this Agreement as of the ____ day of November, 2003.

Company:

The American Energy Group, Ltd. and Hycarbex-American Energy Inc.

By____________________
Dr. Georg von Canal, Director

By____________________
Pierce Onthank, Director

By____________________
Dr. Iftikhar Zahid, Director

Hydro Tur (Energy) Ltd.

By____________________
Ugur Cetinkaya, President

The American Energy Group, Ltd. and Hycarbex-American Energy Inc.

By____________________
Dr. Georg von Canal, Director

By____________________
Pierre Dalbank, Director

By____________________
Dr. Iftikhar Zahid, Director

Hydro Tur (Energy) Ltd.

By____________________
Ugur Cetinkaya, President